UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
  Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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3DICON CORPORATION
(Name of Registrant As Specified In Its Charter)

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The following press release was issued by 3DICON CORPORATION (the “Company”) on September 27, 2011.  In addition, the following letter was posted on the Company’s website on September 27, 2011.  The Company’s website may be accessed at www.3dicon.net.

3DIcon To Conduct Annual Shareholder Meeting on October 15, 2011

TULSA, Okla., September 27, 2011 – 3DIcon Corporation (OTCBB:TDCP), a developer of volumetric, three-dimensional projection and display technologies, today announced it will hold its annual shareholder meeting on Saturday, October 15, 2011 at 10:00 a.m. central standard time. The meeting will take place at the Perkins Auditorium in the Schusterman Learning Center, at The University of Oklahoma’s Tulsa Campus.

3DIcon filed its Proxy Statement with the Securities and Exchange Commission on September 20, 2011. Shareholders should expect to receive printed copies of the Proxy Statement as well as their proxy card via mail within the next couple of weeks.

About 3DIcon Corporation

3DIcon Corporation is a developer of groundbreaking 3D projection and display technologies that are designed to produce full color, high-resolution, 360-degree volumetric images, a development many consider to be the next step in 3D display technology. CSpace creates both dense and translucent images for use in mission critical functions including healthcare, security and defense. CSpace enables viewing inside organs, cargo containers, and baggage, as well as large scale terrain such as oceans and mountains, all of which are beyond the capabilities of other current display methodologies. The company also offers a software product, Pixel Precision®, which targets the R&D market for developers using Texas Instruments' DLP® line of products. For visualization of CSpace images please visit www.3dicon.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

CONTACT:

3DIcon Corporation
Judy Keating
918-494-0509

September 27, 2011

Dear Shareholders:

As recently disclosed on our website (under “SEC Filings” of a “Preliminary Proxy Statement” dated September 9, 2011), 3DIcon seeks shareholder approval to effect a reverse split of our issued and outstanding common stock.  This decision has prompted a healthy dialogue through which some shareholders have voiced concern.  I would like to address these concerns and provide further clarification on one of the rationales behind the decision.

1.
3DIcon seeks shareholder approval to authorize the Board of Directors to effect a reverse split at a ratio of not less than 15 to1 and no more than 35 to1  Although no assurances can be given that the market price of our common stock will rise in proportion to the reduction in the number of outstanding shares, the Company believes that our common stock will trade at a higher price and based on the current share price a reverse stock split within the range of 15-for-1 and 35-for-1 would correspond with an approximate share price ranging from $0.30 - $0.70.

2.	One rationale for considering this reverse split relates to increased restrictions imposed on “penny” stocks by brokerage firms.

In January 2009, the Financial Industry Regulatory Authority, (“FINRA”) Release 09-05 was distributed by FINRA to remind broker-dealers of their responsibilities in complying with federal securities laws and FINRA rules when participating in unregistered re-sales of restricted securities.  One of the unforeseen consequences of this release has been that many securities brokerage and clearing firms have simply denied deposits of many micro-cap companies’ shares into their accounts.  Other firms have created rigorous internal policies to discourage the deposits of these securities or, in other cases, have set arbitrary price limits for denying the deposit of shares, for example, a policy to reject the deposits of securities trading below a price of $0.10.

When there exists an uncertainty that the shares of a company’s stock can be deposited, the company’s ability to raise capital is greatly restricted.  Law firms providing counsel to micro-cap companies, stock transfer companies and market makers are faced with such problems with increasing frequency.  Such advisors have found that micro-cap companies that have effected a reverse stock split have found less resistance to such arbitrary pricing policies due to an increase in the post-reverse-split stock price.

The reality that many broker-dealers and clearinghouses will not accept shares of “micro-cap” companies could create a potential problem for 3DIcon as it would be difficult to raise capital with our stock trading at or around $0.02.  New investors will likely be put off by this restriction and our current shareholders, both large and small, may encounter increased difficulty in trading their shares.

The Company and its advisors believe that we will continue to find the climate for shareholders of low–priced companies to be unfavorable to depositing such shares as more and more broker-dealers and clearinghouses put into practice internal restrictions on accepting such shares.

3.
In the near future, the Company will be seeking additional funding to complete its development goals for the Trade Show Prototype (TSP), as discussed in my previous shareholders’ letter.  When potential investors learn more about our company, the investor will need to be confident that they will not experience difficulties in depositing their shares.

4.
Another positive factor that we considered when weighing the merits of effecting the reverse split is that (unlike many other penny stock shareholders) 3DIcon shareholders have tremendous liquidity.  This is a distinct advantage for the company and provides us with a level of flexibility in considering alliances and potential acquisitions.  Furthermore, for you, the individual shareholder, you are benefited by the confidence that our shares can be bought and sold without having to be concerned about finding someone on the other side of the trade.  As a point of reference, in the last 90 days, 3DIcon has traded approximately 2.4 million shares per day.  In the past year, we have traded approximately 1.4 billion shares.

I hope this information provides additional insight and detail and allows you to make an informed possible decision in casting your vote on this matter.

Sincerely,

3DICON CORPORATION

Sidney A. Aroesty
Chief Executive Officer